Exhibit 10.32

Regency GP LLC

Long-Term Incentive Plan

Grant of Phantom Units

with DERs

Grantee:

Grant Date:	, 20

1.

Grant of Phantom Units with DERs. Regency GP LLC (the “Company”) hereby grants to you                  Phantom Units under the Regency GP LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Subject to Paragraph 3 below, the Phantom Units granted hereunder shall vest on each anniversary of the Vesting Commencement Date as follows:

Anniversary of Vesting Commencement Date	Cumulative Vested Percentage
1st	20%
2nd	40%
3rd	60%
4th	80%
5th	100%

The “Vesting Commencement Date” means December 5, 2010.

3.	Events Occurring Prior to Full Vesting.

(a)

Death or Disability. If, prior to a vesting date, your employment with the Company terminates as a result of your death or a disability that entitled you to benefits under the Company’s long-term disability plan, all Phantom Units then credited to you automatically will become fully vested upon such termination.

(b)

Other Terminations. If, prior to a vesting date, your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above, all Phantom Units then credited to you automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. Upon a Change of Control, all outstanding Phantom Units then credited to you automatically shall become fully vested.

For purposes of this Agreement, “employment with the Company” means being an Employee, Consultant or a Director of the Company or any Affiliate and a change of status between being an Employee, Consultant or Director of the Company and/or any Affiliate(s) shall not constitute a “termination of employment with the Company.”

4.	Payments.

(a)

Phantom Units. Subject to Paragraph 5, on the date of vesting of a Phantom Unit, the Company shall, in its sole discretion, pay you either (i) an amount of cash equal to the Fair Market Value of a Unit on the vesting date or (ii) one Unit. If more than one Phantom Unit vests at the same time, the Company may pay such Phantom Units in any combination of cash and units as the Company, in its discretion, elects.

(b)

DERs. Subject to Paragraph 5, upon a cash distribution by the Partnership with respect to a Unit during the period a Phantom Unit remains credited to you under this Agreement (i.e., the Phantom Unit has not been paid or forfeited), the Company shall pay you, with respect to each such remaining Phantom Unit, an amount of cash equal to the amount of cash distributed by the Partnership with respect to a Unit.

5.

Withholding of Taxes. To the extent that the vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company, which may include withholding of Units otherwise to be delivered to you pursuant to this Award, you shall deliver to the Company or an Affiliate such amount of money as the Company or an Affiliate may require to meet its withholding obligations under applicable law. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements with respect to such event. The payment of cash to you with respect to a DER will be treated as compensation for tax purposes and the Company will withhold from such cash the amount necessary to satisfy its applicable tax withholding requirements for such payment.

6.

Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or a qualified domestic relations order and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.

Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized individual on behalf of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

11.

Execution Required. By signing below, you agree that this grant is under and governed by the terms and conditions of the Plan, including the terms and conditions set forth in this Agreement. If you do not execute this Agreement and return it to the [insert title] of the Company within 30 days of the Grant Date, this Award shall be null and void for all purposes ab initio.

REGENCY GP LLC

By:
Michael J. Bradley President and Chief Executive Officer

GRANTEE